Exhibit (b)(ii)

BeOne Medicines Ltd.

Amended and Restated as of [●], 2025

Citibank, N.A. - ADR Department

388 Greenwich Street

New York, New York 10013

Listing of BeOne Medicines Ltd. Shares in Hong Kong

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Deposit Agreement, dated as of [●], 2025, as may be amended and supplemented from time to time (the “Deposit Agreement”), by and among BeOne Medicines Ltd. (formerly known as “BeiGene, Ltd.”), a company limited by shares incorporated and existing under the laws of Switzerland (the “Company”), Citibank, N.A., a national banking association (“Citibank”) organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and the Holders and Beneficial Owners of American Depositary Shares (the “ADSs”) issued thereunder, and (ii) that certain letter agreement, dated as of August 2, 2018, by and between the Company and Depositary (the “2018 Dual Listing Letter Agreement”). The Company and the Depositary have entered, and may in the future enter into, pursuant to Section 2.14 of the Deposit Agreement, supplemental letter agreement(s) (such agreements, the “Restricted ADS Agreement(s)”) to enable the issuance of Restricted ADSs (as defined in the Deposit Agreement and hereinafter used as so defined) and the transactions contemplated therein. All capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Deposit Agreement.

The Company hereby informs the Depositary of the following:

(a)	The listing of the Company’s Shares (the “HK Listed Shares”) for trading on The Stock Exchange of Hong Kong Limited (the “HKEx”) (the “HK Listing”) was approved by the HKEx in 2018, and that, in connection with the HK Listing, the Company established in Hong Kong a Register of Members (the “HK Register”); and

(b)	The Company appointed Computershare Hong Kong Investor Services Limited as the Hong Kong Registrar (the “HK Registrar”) to maintain the HK Register, and the Company and the HK Registrar previously arranged for the HK Listed Shares to be eligible for delivery into, and settlement via, the Hong Kong Central Clearing and Settlement System (the “CCASS”); and

(c)	The Company previously arranged for the registration of all HK Listed Shares (other than the Shares that are “Restricted Securities” as defined in the Deposit Agreement) on the HK Register; and

(d)	The Company, effective on [●], 2025, redomiciled from a company organized and existing under the laws of the Cayman Islands to a company limited by shares organized under the laws of Switzerland through a transaction known as a continuation under Section 206 of the Companies Act (as amended) of the Cayman Islands and Article 161 of the Swiss Federal Code on Private International Law (the “Redomiciliation”). The Redomiciliation was registered with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act pursuant to a Registration Statement on Form S-4, Reg No. 333-281324, which was declared effective by the Commission on March 7, 2025; and

(e)	The HK Listed Shares continue to be listed for trading on the HKEx as of the date hereof and such HK Listed Shares continue to be eligible for delivery into, and settlement, via CCASS as of the date hereof; and

(f)	The Company has arranged for the Shares that are “Restricted Securities” (collectively, the “Restricted Shares”) to be registered only on the Company’s share register maintained in Switzerland (the “Swiss Register”) by Computershare Schweiz AG.

The purposes and intent of this letter agreement (this “Dual Listing Letter Agreement”) are to (i) supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Letter Agreement(s) in connection with the HK Listing, and (ii) amend and restate the 2018 Dual Listing Letter Agreement in its entirety. From and after the date hereof, any reference to the “Deposit Agreement” in the Deposit Agreement, any ADR(s) and any Restricted ADS Agreement(s), shall (in accordance with Section 1.13 of the Deposit Agreement) mean the Deposit Agreement as supplemented by this Dual Listing Letter Agreement. The Company and the Depositary agree that this Dual Listing Letter Agreement shall be filed as an exhibit to the Company's next Registration Statement on Form F-6 filed in respect of the ADSs registered under the Securities Act, if any.

In connection with the HK Listing, the Redomiciliation and the maintenance of the HK Register, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary agree to supplement the Deposit Agreement, the ADR(s) and the Restricted ADS Letter Agreement(s) as follows:

1.	The registration of all of the HK Listed Shares (the “Freely Transferable Shares”) constituting Deposited Securities in respect of ADSs (other than (i) Shares held in custody in respect of any Restricted ADSs outstanding from time to time, and (ii) Shares held on the Swiss Register being deposited for issuance of ADSs prior to transfer to the HK Register) will continue to be registered on the HK Register (the registration of any Shares constituting Deposited Securities in respect of Restricted ADSs to be on the Swiss Register), all such Freely Transferable Shares (the “HK Shares”) shall (except as otherwise agreed by the Company and the Depositary) be dematerialized for contribution to CCASS for the delivery to the CCASS account of the Custodian (the “Dematerialization of the HK Shares”), and the Custodian shall hold, and shall continue to hold, the HK Shares after Dematerialization of the HK Shares in custody via CCASS. The Company and the Depositary shall (x) cause all requisite actions to be taken for the HK Shares to be so dematerialized, re-registered, contributed to CCASS and deposited with the Custodian in its custody account at CCASS, and (y) on a quarterly basis, take all requisite actions to migrate Freely Transferable Shares that have been deposited with the Custodian on the Swiss Register to CCASS for deposit with the Custodian; and

2.	From and after the Dematerialization of the HK Shares, all deposits of HK Shares for the issuance of ADSs, and all withdrawals of HK Shares upon cancellation of ADSs, will be made into and from the Custodian’s account at CCASS, and all corporate actions in respect of such HK Shares shall be processed via CCASS and shall be subject to the rules and procedures applicable to CCASS-eligible securities. Any deposits of HK Shares may, from and after the Dematerialization of the HK Shares and notwithstanding any prior instructions from the Company to the contrary, be accepted by the Custodian on behalf of the Depositary via CCASS without the need for prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and each of the Restricted ADS Letter Agreements to accept deposits of HK Shares for the purpose of issuance of ADSs, and process withdrawals of HK Shares upon cancellation of ADSs, via the Custodian’s account at CCASS; and

3.	The registration of all of the Shares (the “Restricted Shares”) constituting Deposited Securities in respect of Restricted ADSs will be maintained on the Company’s Swiss Register, and the Custodian shall continue to hold the Restricted Shares in custody on the Swiss Register. All deposits of Restricted Shares for the issuance of Restricted ADSs, and all withdrawals of Restricted Shares upon cancellation of Restricted ADSs, will continue to be made into and from the Restricted Shares registered in the name of the Custodian (or its nominee) on the Swiss Register, subject in each case to the limitations applicable to such deposits and withdrawals set forth in the applicable Restricted ADS Agreement(s), and all corporate actions in respect of such Restricted Shares shall be processed via the Swiss Register and the registrar for the Swiss Register appointed by the Company from time to time. Any deposits of Restricted Shares shall be accepted by the Custodian on behalf of the Depositary only via the Swiss Register and only upon prior consent from the Company. The Depositary shall implement the necessary processes under the terms of the Deposit Agreement and the applicable Restricted ADS Agreement to continue to accept deposits of Restricted Shares for the purpose of issuance of Restricted ADSs, and process withdrawals of Restricted Shares upon cancellation of Restricted ADSs, via the Restricted Shares registered in the name of the Custodian or its nominee on the Swiss Register. In addition, in connection with any conversion of Restricted ADSs into freely transferable ADSs upon the terms of the Restricted ADS Agreement(s), the Depositary shall implement the requisite procedures for, and the Company hereby consents to, the conversion of the corresponding Restricted Shares into HK Shares and the deposit of such HK Shares into the Custodian’s account at CCASS, including by instructing the transfer of such Shares from the Swiss Register to the HK Register; and

4.	In considering the laws and regulations relevant to the management and operation of the Company’s ADR program under the terms of the Deposit Agreement (including, without limitation, the Restricted ADS Agreement(s) and this Dual Listing Letter Agreement), the Company and the Depositary shall consider the laws of Switzerland, the U.S. and Hong Kong, as applicable; and

5.	The terms of this Dual Listing Letter Agreement supplement the Deposit Agreement, and are not intended to materially prejudice any substantial existing rights of Holders or Beneficial Owners of ADSs and, as a result, notice may be given, but is not required to be given, of the terms hereof to Holders of ADSs under the Deposit Agreement.

6.	The Company herby advises and informs the Depositary that neither the Depositary nor the Custodian shall be responsible or liable for the collection or remittance of any applicable Swiss federal stamp taxes or any other Swiss duty or taxes in connection with the cancellation of ADSs and withdrawal of the underlying Shares by a Holder or Beneficial Owner of ADSs who subsequently sells such Shares if any such sales transaction takes place through or with a “Swiss bank” or “other Swiss securities dealer”, as those terms are defined in the Federal Stamp Tax Act of 1973. The Company hereby further advises and informs the Depositary that the applicable “Swiss bank” or “other Swiss securities dealer” who processes the sale of any such Shares that are withdrawn from the ADR program are solely responsible for levying the applicable securities transfer tax (including applicable Swiss federal stamp taxes) and remitting such securities transfer tax (including applicable Swiss federal stamp taxes) to the applicable Swiss taxing authorities.

The Company hereby represents and warrants that (a) Shares issued and outstanding as HK Shares are validly issued under Swiss and Hong Kong law and its Articles of Association, and are of the same class as, and rank pari passu with, the Shares registered on the Swiss Register, (b) the deposit and withdrawal from time to time of HK Shares, in each case upon the terms contemplated herein, does not violate Swiss or Hong Kong law or its Articles of Association, (c) all approvals required under Hong Kong and Swiss laws to permit the deposit and withdrawal of HK Shares, in each case upon the terms contemplated herein, have been obtained, (d) none of the terms of this Dual Listing Letter Agreement, and none of the transactions contemplated in this Dual Listing Letter Agreement, violate any court judgment or order issued against the Company or any material contract to which it is a party, and (e) it shall not permit any Shares that are “Restricted Securities” (as defined in the Deposit Agreement) to be transferred from registration on the Swiss Register to registration on the HK Register unless procedures satisfactory to the Company and the Depositary are in place to prevent such Shares from being deposited for the issuance of freely transferable ADSs.

The Company and the Depositary acknowledges and agrees that the indemnification provisions of Section 5.8 of the Deposit Agreement shall apply to the acts performed or omitted by the Depositary and the Custodian as contemplated by this Dual Listing Letter Agreement.

This Dual Listing Letter Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York. The terms of Section 7.6 of the Deposit Agreement shall apply to this Dual Listing Letter Agreement and the actions taken hereunder.

This Dual Listing Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and assigns. This Dual Listing Letter Agreement may not be modified or amended except by a writing signed by both parties hereto.

This Dual Listing Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

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The Company and the Depositary have caused this Dual Listing Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

BeOne Medicines Ltd.

By:
Name:
Title:

CITIBANK, N.A., as Depositary

By:
Name:
Title:

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